Exhibit 3.61

ARTICLES OF INCORPORATION

OF

REM Developmental Services, Inc.

Pursuant to the provisions of the Business Corporation Act, the undersigned incorporators submit the following articles of incorporation.

FIRST:                                                           The name of the corporation is: REM Developmental Services, Inc.

SECOND:                                            The number of shares the corporation is authorized to issue is: 1,000,000

THIRD:                                                       The street address of the corporation’s initial registered office is 55 Gleason Ave., Suite 100, Council Bluffs, Iowa 51503, and the name of the corporation’s initial registered agent at that address is Rick Jones.

FOURTH:                                           The name and address of each incorporator is:

Nancy Roetman Menzel

3400 City Center, 33 S. 6th, Mpls., MN

Nancy G. Barber Walden

3400 City Center, 33 S. 6th, Mpls., MN

FIFTH:                                                          The names and addresses of the persons who are to serve as initial directors are:

Thomas E. Miller	6921 York Ave. S., Edina, MN 55435

Craig R. Miller	6921 York Ave. S., Edina, MN 55435

Douglas V. Miller	6921 York Ave. S., Edina, MN 55435

SIXTH:                                                        Shareholders shall have no rights, preemptive or otherwise, to acquire any part of any unissued shares or other securities of this corporation or of any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

SEVENTH:                                      Directors shall have no personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit tile liability of a director for a breach of the director’s loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction from which the director derives an improper personal benefit, or under section 490.833 of the Iowa Business Corporation.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Incorporation this 1 day of March, 1999.

/s/ Nancy Roetman Menzel
Nancy Roetman Menzel

/s/ Nancy G. Barber Walden
Nancy G. Barber Walden